Exhibit 99.1

WidePoint Corporation

Fourth Quarter 2014 Earnings Conference Call

March 16, 2015

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

C O R P O R A T E P A R T I C I P A N T S

Brett Maas, Hayden IR

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, EVP, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley & Co.

Ross Licero, Craig-Hallum Capital Group

John Harrell, Harrell & Associates

Sam Donaldson, Private Investor

Michael Needleman, Preservation Asset Management

Tony Statin, J Capital

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the WidePoint Corporation Fourth Quarter 2014 Conference Call. Today’s call is being recorded. At this time, I’d like to turn the conference over to Brett Maas of Hayden IR. Please go ahead, sir.

Brett Maas:

Thank you, Operator. Good afternoon to all participants in the WidePoint’s fourth quarter and full year 2014 financial results conference call. With me today are WidePoint’s Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarterly and high-level annual financial results and Jim will provide additional financial details. Then we'll open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other SEC filings the Company releases.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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1

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks. Steve?

Steve L. Komar:

Thank you, Brett, and good afternoon to all of you that have joined us today. As has been our past practice we’d like to continue to express our appreciation to all of you for your continued support and interest in WidePoint. 2014 was both a challenging and rewarding year for WidePoint. We entered the year with a number of key goals and objectives and exited the year achieving the vast majority of those goals, while simultaneously setting the stage for what appears to be a very promising and rewarding 2015.

As I mentioned, we had identified a number of 2014 critical goals, not the least of which was winning a number of significant task orders from the $600 million Department of Homeland Security Blanket Purchase Agreement (BPA) award that had just been reconfirmed following the dismissal of an extended protest period. Also, we were committed to expanding our global presence and footprint, given our desire and need to compete more effectively on a transnational basis, with an initial focus on the European market. Also within the cyber environment, we developed and launched our next-generation of identity assurance solutions to address the accelerating convergence of cybersecurity and managed mobility solutions, and of course, continued with the integration and optimization enhancements that we have been making in both our functional infrastructure and our various software platforms, thereby allowing us to operate competitively and cost effectively in providing ongoing solutions to our customers and prospects.

We are pleased to report that we executed successfully against those key goals. More specifically, we were extremely pleased that we were awarded task orders worth approximately $300 million over the lifetime of their respective contract periods under our DHS Blanket Purchase Agreement. Also, we successfully completed the acquisition of Soft-ex Communications Limited in Ireland, which gave us a landed presence in the European community with a stable and growing business, featuring several global strategic telecommunications provider relationships. We announced our Cert-on-Device capability in early to mid-2014 and saw a significant progress in developing key partner relationships, setting the stage for an aggressive market rollout in both federal and commercial markets during the current year.

In addition, we successfully completed two equity capital raises during the year that have provided us the necessary financial resources to support the investments critical to the achievement of our goals into 2015 and beyond. All of this was achieved while at the same time we realized both quarter-over-quarter and quarterly sequential revenue growth for the year, not the least of which was our fourth quarter 2014 revenue performance of $16.8 million, an almost 49% increase to the prior year’s comparable quarter, which we also believe to be indicative of our revenue growth trends and trajectory in the current year.

While we are justifiably proud of the accomplishments that the WidePoint team achieved versus its key initiatives in 2014, we fully recognize that for us to achieve our longer term enterprise goals we must recommit to a new and updated set of priorities of this current year and I am confident that we have done that and are off to a great start in 2015. We are focused on achieving several key goals and objectives this year, some strategic, some tactical. One such goal is the winning of an initial task order from the final three remaining component agencies under our Department of Homeland Security BPA, with a special emphasis and priority on the United States Coast Guard. Another is the leveraged selling of our next-generation identity management solution in the form of an integrated offering with our partner products and services under the auspices of the DHS BPA mobile communication solutions mandate.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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2

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

Strategically, we are pursuing the expansion of our Ireland-based data analytics software offerings into US market, while expanding our domestic Telecom Expense Management (TEM) platform throughout our European base of operation. We are also committed to growing out our subject matter consulting expertise on several fronts as part of our MMS, or Managed Mobility Service, family of solutions to assist our customers and prospects in dealing with the technological challenges they face with the convergence of mobility and security services.

Last, but certainly not least, expanding our beachhead with various federal and commercial organizations using our existing and emerging next-generation identity management products and services such as our already mentioned Cert-on-Device solution as well as derived credentials, machine-to-machine certs and adding industrial strength security to the SPYRUS “Windows To Go” offering.

Regarding our next-generation identity management services, we specifically remain extremely enthusiastic about the prospects for our Cert-on-Device franchise offering. We continue to work closely with leading mobile device manufacturers across the globe to embed our CoD technology directly into their handsets during the manufacturing process. We are currently marketing our solution in partnership with AT&T and its teleworker program offerings and other various global carriers and global handset manufacturers. Specifically, we have been working closely with Kyocera and LG USA, and our CoD technology is now available on certain ruggedized Kyocera smartphones, specifically geared toward the needs of the first responder community of users. We now have more than three direct handset manufacturer partnerships in place, two of which I just mentioned and we still expect to formally announce other partnerships a bit later this year.

The target marketplace continues to appear rich in opportunities, both at the federal level and within the commercial marketplace. We’re starting to work with several federal and commercial organizations on assorted pilot programs, and we anticipate recognizing initial revenues in the second quarter of 2015. Of equal importance, we also are working with our strategic partners’ dedicated national sales forces in training and educating them on the functionality of our product set, as they bring our bundled solutions to their targeted customers’ end-markets.

Before I turn the call over to Jim, I’d like to highlight and emphasize that 2015 will be a year of execution for WidePoint. We have the contract wins, partnerships and strategic alliances and now the capital in place to fully exploit the market opportunity. 2014 was clearly a year of investment for the Company, and we look to begin to reap the benefits of those investments in 2015 and beyond. At this point, our focus must be to execute and implement against the opportunity, and we remain highly confident that everyone in WidePoint is committed to the task at hand.

Now I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for an in-depth discussion of our quarterly and full year financial results. Jim, the floor is yours.

James T. McCubbin:

Thank you, Steve. Hello, everyone. Thank you again for joining our call today. Today, in my remarks, I’m going to discuss and review our full year fourth quarter financial results for 2014 and provide an update on our goals, targets, and financial expectations, as we look ahead into 2015, including what we hope will be driving those results—with what will be driving those results.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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3

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

For the full year, we witnessed revenue growth of approximately 14% with revenues growing from $46.8 million to $53.3 million year-over-year. For the same comparison broken down by reported revenue line items, within our Managed Mobile Services segment, we saw carrier services increase 19%, growing from approximately $16.8 million to $20 million; managed services increasing 8% from $17.2 million to $18.6 million; and consulting and other services growing 14% from $12.8 million to $14.6 million. For the fourth quarter, over prior year respective fourth quarter comparison, we saw even more aggressive growth occurring with revenues climbing 49% from $11.3 million to $16.8 million, and with growth broken down by reported revenue lines, with carrier services climbing 70% from $4.4 million to $7.5 million; managed services growing 45% from $3.3 million to $4.8 million and consulting and other services growing 29% from $3.5 million to $4.5 million.

Sequentially, in our fiscal year 2014, we also witnessed growth occurring quarter-to-quarter with revenues growing from the first quarter of the year of $9.6 million to $12.4 million in the second quarter to $14.6 million in the third quarter and finally to $16.8 million in the fourth quarter, representing growth from the first quarter to the fourth quarter of approximately 75%.

Looking into fiscal year 2015 we believe our growth outlook continues to look bright as we focus on the expansion of our DHS BPA, new products from our next-generation identity management services such as machine-to-machine credentials, derived credentials, and of course, mobile credentials such as our Cert-on-Device offering that are coming to the marketplace through partnerships with various vendors and partners that Steve already touched upon. Given this, we have targeted as a goal, revenue growth for 2015 of approximately 50%. This of course will depend upon continued component task order awards from the DHS BPA and, of course, some marginal beachhead awards we are anticipating commencing in the second and third quarter of 2015 for our Cert-on-Device mobile offering.

Our Phase 1 work on Cert-on-Device has started with some small consulting and preliminary work that has commenced in the first quarter, and we do expect to see the beginnings of more revenues from this new offering as we enter into the second quarter and third quarters. We also believe we will be witnessing growth commencing in both the federal as well as commercial marketplaces on a number of opportunities we have been working on with our respective partners over the past several months.

Given our expectations for continued growth of the DHS and the start-up of work associated with our next-generation identity management offerings, we continue to believe that we should be able to maintain quarter-over-quarter, quarter-over-past year quarter revenue growth in 2015, and potentially also witness sequential revenue growth as well. But that will of course will depend on many factors as our revenue can be erratic as a result of several factors beyond our control, such as federal procurement issues that we have already seen with the DHS Congressional Budget contest of wills and possibly due to our lack of control over partnerships’ schedules and strategies that could influence some of our various next-generation identity management offerings, which are currently starting to enter the beginning phases of its direct marketing.

Given that the first quarter is our slowest quarter of the year, as a result of the concentration we still have in the federal area, we still believe we will achieve year-over-year growth, but sequential growth may or may not be achievable in the first quarter. So at this time, we believe the first quarter can range from a low of approximately $15 to $15.5 million, to a high of $17.5 million. Quarter-over-past quarter still represents from a low to a high percentage comparison growth of between 60% to 80% over the $9.6 million in revenue we recognized in the first quarter of 2014. Not bad, and this sets the stage for us to enter 2015 at a $60-plus million run rate. Looking back at how we entered 2014 at an under-$40 million run rate and finished at a mid-$60 million run rate, we continue to be excited about 2015 and of course, attempting to replicate those same kind of percentage results, if not better, as we exit 2015.

Now on to gross margins and some other financial highlights; for the full year of 2014, we saw gross margins range quarter-by-quarter by anywhere from 21% to 29%, including amortization, depreciation and purchase accounting that’s in cost of sales. With an average of approximately 25% for the year, the annual result is very similar to the full year result for 2013 on a percentage basis. In fact, it was less than a half a percentage point off each other even with a higher level of growth from lower margin carrier services in 2014 over 2013, which is a positive indicator for us as we look toward 2015 and we push for a target rate higher than the 25% that we achieved.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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4

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

An important point we should note is that while there is an opportunity that this could not occur on a percentage basis as a result of faster and greater DHS BPA driven revenues, nonetheless it would still drive in more gross margins on an absolute basis, as we would see greater revenues than we even expect, not a bad picture either way as we see it at this point. Stronger revenues with greater margins on either an absolute basis and percentage basis, or much stronger revenues with equal to or lesser percentage margins, which still cause absolute margins to be equally as strong. We achieve our net result on an operating basis either way, with revenue mix being the true modifier.

Now looking at SG&A, we witnessed sales and marketing expenses in 2014 of approximately $3.4 million or 7% of revenues, as compared to approximately $3.1 million or 7% of revenues in 2013. The dollar basis increase in sales and marketing expenses reflects the addition of Soft-ex of approximately $0.7 million, partially offset by lower channel partner commissions as a result of greater direct sales and lower external sales and marketing program consulting cost. We have shifted the mix on how we are spending our money to get the best optimized results and not being driven to just spend more for the sake of spending more.

Looking at our general and administrative expenses in 2014, they were approximately $14.4 million or 27% of revenues, as compared to approximately $9.9 million or 21% of revenues in 2013. Please note that the G&A expenses in 2013 also included a non-cash gain of approximately $1.25 million that represented a reduction in the fair value of a contingent obligation. Excluding this non-cash gain, G&A expenses in 2013 would have been approximately $11.1 million or 24% of revenues. The increase in G&A expenses after excluding this non-cash gain predominantly reflects the inclusion of Soft-ex’s G&A of approximately $2.5 million and, of course, our indirect costs, which include research and development cost and other infrastructure cost we have included while working on the technology and platform investments that we have been making to drive market efficiencies and in launching our next-generation identity management offerings.

Again, it should also be noted that we also continue to optimize how we are spending our G&A expenses to find the best mix, while attempting not to drive them respectively higher on a percentage basis and, hopefully, keeping it somewhat level on an absolute basis. We currently believe at this time our SG&A expenses will remain somewhat static.

So given the outlook for increasing revenues, improved margins on either an absolute and percentage basis or just an absolute basis in 2015, coupled with the leveling off of SG&A expenses, we feel with some continued success, our business model will move from a negative operating environment in 2014 to one as we exit 2015 that showcases a positive operating environment that should continue to realize improvements and growth into 2016.

While our first quarter performance in 2015 may look similar to our fourth quarter 2015, we clearly see a path of continued improvements in the second quarters through the fourth quarters of 2015. We have worked diligently to manage our investments and choices in 2014, and as we enter 2015, we believe, given our recent capital raises, infrastructure investments in technology, and sales and marketing, we are poised to witness a stronger period of financial performance as we make our way through and exit 2015.

So with that, I’d like to turn it back to Steve to move on.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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5

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

Steve L. Komar:

Thank you, Jim. Financial insights are appreciated. I’d like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the line and sequencing the questions and comments from our listeners, that would be greatly appreciated.

Operator:

Absolutely. Ladies and gentlemen, if you’d like to ask a question, please press star, one, on your telephone keypad. If you are on a speakerphone, please pick up the handset and make sure your mute function is turned off to allow your signal to reach our equipment. Once again, ladies and gentlemen, that’s star, one, for questions.

We will hear first from Mike Crawford with B Riley & Company.

Mike Crawford:

Thank you very much. It’s nice to see the $300 million ordered on the DHS Blanket Purchase Agreement. That’s even without the Coast Guard, and so now that the funding situation there is relatively cleaned up, should we expect some news on that front in short order?

Steve L. Komar:

Well Mike, it definitely is without any impact of the Coast Guard. We are aggressively working with agencies and sub-agencies within the Coast Guard and we are quite hopeful that we’re going to be able to announce some dramatic progress in the next 60 to 90 days, but that remains to be seen.

Mike Crawford:

Okay.

Steve L. Komar:

By the way, yes, the funding confusion or issues, we believe, have been resolved.

Mike Crawford:

Okay, great, and then, last year, you also started working with Compass to bring Cert-on-Device and other managed solutions to its—well, not only to that Company’s operations worldwide, but also to its customers and I believe there were several markets you were planning to enter in 2014 and ‘15. Can you provide an update on that?

James T. McCubbin:

Well, Mike, we have entered into the European marketplace with Compass, and we continue to make forward progress with them. At this point in time, we just need to expand it throughout Europe, first this year and then attempt to enter, as we end 2015 and enter into 2016, into some of the Latin-speaking countries to expand that base as well. So it is moving along.

Mike Crawford:

Thank you. With your carrier partners—so you’ve named AT&T, Kyocera, LG, GATE, I believe, and can you just kind of walk through updates on where you stand with each of those partners?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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6

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

James T. McCubbin:

Well, I can’t give you specifics by partner without breaching our contract, generally speaking. There are a number of opportunities right now greater than six that we are working with in conjunction with those partners and a couple of other unnamed partners. Right now, it’s either in the end of the marketing phase and the beginning of the Phase 1 process, or it’s in a phase where we’re doing some consulting work in helping those clients determine how to start the Phase 1 process. We also, with all of the partners, are working in “train-the-trainer” and/or “train the sales guy or sales management team” on how to take this to market.

We’re working that tightly with AT&T, another international carrier. We’ve just started talking and working with a couple of other carriers. As it goes to the handset manufacturers, we are working with their teams and in sometimes in their teams in conjunction with the carriers. It’s a big learning curve going on right now for everyone, and we’re supporting them and as they go out with their customers.

Mike Crawford:

Okay, great, and then just one last question from me, is when you’re populating your cert or derived cert on to the phone, I believe that you would like to have it designed inside the phone, like say on the SPYRUS chip as opposed to attached externally like with some kind of microSD card or something like that. So have you succeeded in getting Cert-on-Device on the SPYRUS chip inside people’s phones yet or is that something to look forward to in 2015?

James T. McCubbin:

In regards to Kyocera specifically because we become public about this, we do have the capability and we have showcased the capability with a chipset within the Kyocera devices, and we’ve demonstrated just recently at the DHS AFCEA Conference in conjunction with LG and Kyocera, a very hardened device both logically and physically for the first responder marketplace. This is the first classic example of this being done and utilized, and right now, it’s being demonstrated to a number of players. We do expect to see some revenues, hopefully, starting in the second quarter starting to be populated from that.

We are also marching down the path of doing those same things with some of the other phone manufacturers and working—with them working in conjunction with some of the carriers. We are both doing this from a federal environment, within certain federal agencies, and including one under our DHS BPA contract as a non-core as well as commercially.

Mike Crawford:

Okay. Thank you very much.

James T. McCubbin:

Have a nice day, Mike.

Operator:

We’ll continue on to Mike Malouf with Craig-Hallum Capital Group.

Ross Licero:

Yes. Hi, this is Ross Licero on for Mike.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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7

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

James T. McCubbin:

Hello, Ross.

Ross Licero:

Could you guys just give me an idea of where you expect gross margins to be in 2015 if you hit that 50% revenue growth target?

James T. McCubbin:

Well, the 50% growth in revenues, we see it climbing up into the high-20s to low-30s. Believe it or not, if revenues come in a little bit lower because of not as much in carrier services, you’ll see higher margins respectively on a percentage basis. If all of a sudden you see a bit lower because Coast Guard throws in a lot of carrier services, you’re going to see lesser margins. So it’s hard to tell right now because it really is driven in respect to the mix of revenues, that’s why I’m saying we could be in a situation where with a lot more and us beating those targets, we still have comparable results.

So that’s why we could see $70 million to $90 million, and you’re not going to have a lot of variability in 2015 with those margins, just because a larger portion in 2015 would just be associated with carrier services.

Ross Licero:

Okay, thanks for the color.

Operator:

Thank you. Again, star, one, for questions. We’ll go to John Harrell with Harrell & Associates.

John Harrell:

Yes, in taking a look at the outstanding share count, it has exploded by nearly 20 million shares versus this time last year, and your loss in 2014 was double that of 2013. It just seems like a losing strategy so far with little chance of measurable profit, if at all, going forward. Can you guys rectify this or can we expect to see much of the same this year and are you still not offering forward EPS guidance?

James T. McCubbin:

Well, we at this point in time, number one, we gave targets on what our goals are, and we’re kind of too small right now and we’re seeing growth, but it’s just too early to formalize absolute guidance. The ranges we gave first quarter range on revenues, and we also gave a target range on 2015. That’s actually a positive step for us as we mature as a Company. That’s number one.

Number two, the share count increase was attributable to a $24 million capital raise that we did last year. So while you’re seeing year-over-year growth, it was directly as a result of those two capital raises that we raised to finance the growth and growth prospects of what we were working on. As it goes to the losses, again, when you look at non-cash based losses, you see improvements. You had, in one situation in 2014, a $5 million tax loss that was the reversal of a tax asset. It was non-cash, it’s something that we’ll still take advantage of, so it’s misrepresentative. You also have purchase accounting in 2014, that also drove some of those losses, that again, non-cash, non-operational, that you have to run through your books as a publicly-traded Company, given US GAAP.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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8

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

For the year, okay, with investments in our business, okay, we saw growth dramatically. So we are achieving the results that we set out with, first, to drive revenue growth first, to build critical mass, to expand margins after that, flatten out our SG&A where you will see a different calculus on those results. These are things that we’ve said quarter-in, quarter-out for the past year.

In fact, our guidance put out by the analysts, we beat on revenue this year that we just finished, and we were in line with the fourth quarter bottom line results as well. In the fourth quarter, we lost approximately $460,000 in cash, really directly attributable to the capital raise we did in the sales and marketing expansion and a number of other things that we’ve done.

Please understand, we’ve spent over $3.4 million in sales and marketing last year alone to start all of this, which exceeds the $2.6 million in cash losses that we realized over the period. You really have to peel the onion to see that in fact we have been meeting our expectations, our goals, and we’ve been going towards and working towards our plan. We enter into 2015 where we’re saying we’re going to have margin improvement, revenue improvement of up to, if not exceeding, 50%, flattening of SG&A. Now if I just take a pencil and paper to the back of an envelope, that shows strong improvements over—2014 over 2015. I hope that kind of clarifies it, and does that help you take a look at the pictures that actually exist?

John Harrell:

In the figures that I gave you, I had already backed out the $5 million non-cash charge, and it looks to me like you raised capital of $24 million to only show a $6.5 million improvement in revenue 2014 over 2013.

James T. McCubbin:

Well, one, we raised capital in the end of February, beginning of March, so we could do a capital raise and support the build-out of the DHS award that we had. The second half of the capital raise came at the end of November, so we could continue to invest in with our partners our Cert-on-Device and our next-generation identity management services that is so critical to part of our success in 2015. So I don’t know how you can measure that kind of raise without giving us the time to succeed in the same year.

Operator:

As a reminder, ladies and gentlemen, star, one for questions. We’ll go to Sam Donaldson, Private Investor.

Sam Donaldson:

Gentlemen, let me come at the last caller’s observations from a different direction. First of all, I’ve always bought the idea that you do have to spend money as you have, in order to make money down the line and I think you’re doing that, and from your reports I think you are on track. I think the revenue growth in 2014 is a result of, to a large extent this expenditure, so I’m for it. But Jim, in talking about what you say is a positive operating environment that you expect or at least believe that you’re going to achieve, when you say exit 2015, is that a signal that you believe for the first, second, and third quarters, we will continue to see a loss as you spend the money before we begin to see a profit, or don’t let me put words in your mouth, you tell me if you can expand on the positive operating environment when we exit 2015 what we can expect?

James T. McCubbin:

Sam, in the first quarter, as I said, I expect similarities between the fourth and first quarters given the ranges I’ve given. I stated that fact in the third quarter; on our last third quarter call in fact. We are running to plan. So with that, that’s there. The big reason you don’t see a lot of growth also between your fourth and first quarter, is traditionally the federal government doesn’t do a lot in the first quarter, as you know.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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9

WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

You go out and you market, you try to win your work in the second quarter, so not a lot doesn’t happen there, okay. The second quarter you start seeing a ramp up. Third and fourth traditionally you see your strength. You’ve been with us a long time, Sam, and always have you noticed our second half is stronger than our first half. Given that, I’m looking at some losses in the first quarter. In the second quarter, we are looking for some revenue improvements, some neutrality on our operating expenses and income in the second quarter with then gains building in the third and fourth quarter.

This is being propagated by new and additional revenues associated with some of our credentialing business, as well as hopefully bringing on more work from the Coast Guard and various other commercial entities. So with that, I see the second half, okay, traditionally like it has been in the past, showing the improvements more to the bottom line on an operating basis.

Sam Donaldson:

Well, that clarifies it for me. When you say the second half, we begin to show profit in a sense so that as you exit 2015 you will be in, what you call, a positive operating environment. I think from my standpoint, I can wait because I think your strategy again is paying off. But at some point, obviously, all of us, beginning with you, the officer of the corporation, wants to see the corporation in the black, just stay there and then increase that.

James T. McCubbin:

Sam, I agree with you, and last year and the beginning of this year we have invested and we have added to sales and marketing. We’ve invested in technology and platform improvements and we had to do that. Any time you see some of these firms that are trying to grow very fast, you have to front-end the investment to win the work, and that investment sometimes exceeds, okay, your profit margin, because you’re front-ending that sales growth. In the beginning, that’s what you need to do to drive revenues.

As a Company, we need to be bigger, we need to be larger, we need to have critical mass so we can be competitive and we have to drive that by investing now. That was the whole calculus when we started this last year and we said we’re going to drive this growth. Without it, we wouldn’t have seen revenues go from $9.6 million to $16.8 million. Now as we enter into 2015, our goal is to continue a strong revenue trend because of that investment and to also make sure that we start improving our margin mix. If you just look at the basic math, if you continue to grow your revenues, you hold your margin steady or grow them, and you hold steady your SG&A, you will get a positive result, and that’s what we’ve been working towards and doing.

Sam Donaldson:

I understand that, and as I see, the theory has been exactly right, and I think you’re executing it exactly right. It’s just as we move towards the end of the line, and by the end of the line, I certainly don’t mean just this year or next year or what have you, it will become positive, and then it will become profitable. I think many of us who have been with you a long time believe that, because we believe in your game plan, and we believe in the Management and I still think WidePoint is a strong buy, and thanks gentlemen.

Steve L. Komar:

Sam, thank you. Let me just add a closing comment because I’m flashing back to the earlier gentleman’s comment about whether he thought we could ever turn this thing around and/or make it a profit-earning enterprise, and your comment about maybe we have to wait till the end of 2015 or later. We haven’t spent a lot of time talking about earnings guidance. We’ve been talking real hard about revenue growth because we think that affects what Jim refers to as the “calculus” and that’s the first significant step.

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WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

But, as a Management team, as a Company direction, we believe that we will reach profitability in 2015 and probably not on December 31st. We’d like to think it’s going to be before that. If our revenues keep on their current trajectory, there’s very little doubt that we’ll be able to do that and have an extremely strong 2016 from an earnings perspective.

Operator:

We’ll take our final question from Michael Needleman with Preservation Asset Management.

Michael Needleman:

Thank you, gentlemen for taking the questions. Just a few questions that I had. Just as a reminder, real quick on the carrier side of your margins because you discussed that it is a possible—I won’t call it drag, but it’s lower margin; could you just remind me about what those margins are on the gross side, please? That’s my first question.

James T. McCubbin:

They are built in to be a very low component margin rate like 1%, 2%, to 5%, depending on how and what we’re doing. So that’s one of the reasons you see…

Michael Needleman:

It’s 1 to 5%?

James T. McCubbin:

Yes, that’s one of the reasons you see the margins get so watered down.

Michael Needleman:

Right, and then if I heard you correctly, what is unknown, at least on the revenue ramp is if the Coast Guard comes in, that will come in at—it is carrier side of the business—at the lower margin business, correct?

James T. McCubbin:

No, you have a blend of it. You have a blend of the business that would be very high margin and then portion of it that’ll be very low margin depending on how Coast Guard comes on.

Michael Needleman:

That’s what you—that’s what you mentioned in terms of how it comes on, whether or not it’s more carrier oriented, the margins could be lower, although the margin—I mean the revenues ramp would be associated with that as far as affiliated business.

The second question I had is you talked a little bit about the commercial side of the business, actually possibly seeing a contract that you believe sometime this year. What makes you say that? Is this through the current channels that you have in place with Compass or is this with a new partner?

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WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

James T. McCubbin:

Can you reframe that question? I didn’t hear you.

Michael Needleman:

Sure, sure. You’ve mentioned in your comments that the commercial side of your business, you expect to see some type of contract or revenue associated with the commercial side of your business or I should say enterprise, pardon me, enterprise, sometime this year. What I asked is, is that do you believe with Compass or do you think that that’s with another partner in terms of the enterprise side of your business?

James T. McCubbin:

Well, okay, a portion of our business right now is commercial and we continue to win commercial business. We do believe, if that was made in reference to Cert-on-Device, that we have a number of commercial Cert-on-Device opportunities that we’re moving forward with in conjunction with AT&T and some of the partners that we currently have, both named and unnamed.

Michael Needleman:

Okay, and then the last question just in terms of the capital structure of the business currently. I recognize that capital is needed for growth. Having said that, at the current level of cash, given where you are in the stream of the contracts, do you think you’ll be needing additional capital from the standpoint of building up the infrastructure or do you think that the raises of capital that you’ve done in this past year are enough to keep you going from the standpoint of your capital?

James T. McCubbin:

In regards to building out our current business, we have sufficient capital. We’re sitting with $13 million of cash on hand. In 2015, we will pay down approximately $2 million in debt. When you factor in our goals of being profitable and cash flow positive, I think we are fine at this point in time, while in the first quarter we may suffer some additional cash outflows because of where we are in the rollout of Cert-on-Device, for the marketing and for the technology enhancements and consolidation with our partners. So that’s what we’re seeing. That’s where we are right now. So some sort of major event would have to change to make that requirement. At this point, I don’t see it right now, Michael.

Michael Needleman:

Just my last question, gentlemen, in terms of the revenue that you have booked currently, should we see that revenue in two years? Should that revenue come in how long of a period before that revenue is…what is the backlog that you have, how long do you think it takes to turn into revenue?

James T. McCubbin:

Well, one, as you’ll recall, Michael, we finally got the award for the BPA, awarded to us by the beginning of last year of 2014.

Michael Needleman:

Right.

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WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

James T. McCubbin:

We had task orders—most of the task orders we received really by about September 30th, with task orders still flowing in therefore. So most of those were for anywhere from three to five year totals. So if you look at the $300 million, you pretty much look at it over a five-year time frame to be recognized. What’s left on that contract award is for us to still win three components, with Coast Guard being the largest component of all of the components and then Secret Service and FEMA, and then we still have another area for non-core products and services, and as an example of that, some of our Cert-on-Device work may be flowing through that vehicle into a couple of the DHS components.

Michael Needleman:

Okay, so the total contract, what I think I want to be sure you’re saying anywhere between three and five years on the current $300 million of backlog, correct?

James T. McCubbin:

Well, call it just five years. Let’s just keep it simple, okay.

Michael Needleman:

Okay. Thank you very much.

James T. McCubbin:

All right. Thank you, Michael. Have a nice day.

Operator:

Thank you, and gentlemen, we did have one additional person queue up, Tony Statin with J Capital. Please go ahead.

James T. McCubbin:

Operator, I’ve had an email saying some people are trying to get through. I don’t believe we’re blocking anyone from dialing in, are we? Or are we having any issues with people reaching you?

Operator:

No, sir. Not that I’m aware of.

James T. McCubbin:

All right, thank you.

Operator:

You’re welcome.

Tony Statin:

Hi, Jim, this is Tony. How you guys doing?

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WidePoint Corporation – Fourth Quarter 2014 Earnings Conference Call, March 16, 2015

James T. McCubbin:

Quite good, Tony.

Tony Statin:

Good, good. I just want to ask just one quick question. I know that it’s been asked several times so far, but just kind of wanted to see if we could get some type of expectation as to when you will be able to offer a little more color on the third leading handset manufacturer that you guys are currently working with. So I just wanted see if we could get some type of timeline as to when you will able to announce them?

James T. McCubbin:

How about if we tell you that we’re working with several handset manufacturers. You’re just talking about the third large one that has been a while in announcing it. We’re hopeful it could happen in a month or two, but we are not in control of their marketing plans and we are not in a position to make demands of them. When they’re ready and they’re working diligently right now making sure that they’re ready, I’m sure it will be announced probably in conjunction with a multitude of efforts that they are making. That is what I can tell you.

We are pressing forward though and doing work with that third company as we speak, and when it can come out, it will be nice to have that out as well because I know a lot of people are curious about it. But in the meantime, guys, we’re gagged. We can’t do anything or say anything until they are ready.

Tony Statin:

Okay, and then I guess my only—my closing comment is regarding the caller before Mr. Donaldson. I just wanted to comment on the fact that I thought you and Steve both did a really good job of clarifying that particular caller’s question. So I just wanted to close with giving you guys kudos. So that’s all I have.

James T. McCubbin:

Thank you very much.

Operator:

Thank you.

James T. McCubbin:

Operator, is there anybody else?

Operator:

Not currently. But as a final reminder, for any additional questions or comments, please press star, one on your telephone keypad.

With nothing additional in the queue, I’d like to go ahead and turn things back over to our speakers for any additional or closing remarks.

Steve L. Komar:

Thank you, Operator. It does appear we’ve addressed all the questions and we thank you for your assistance. As a closing comment, while we’ve set challenging goals and objective for ourselves in 2015, we truly believe the opportunities that are developing in our marketplace, coupled with the evolution of our solutions and new partnerships, serve to showcase the exciting prospects and the potential for WidePoint in the future. Now it is our job to push ahead and make those projections a reality. So until we speak again, we thank you very much for your continued support and we wish you a wonderful evening. Thank you.

Operator:

Thank you, and again, ladies and gentlemen, that does conclude today’s conference. Thank you all again for your participation.

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